Exhibit 10.31

PLAINS EXPLORATION & PRODUCTION COMPANY

2006 INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

[Performance-Vested]

This Restricted Stock Unit Agreement (the “Agreement”), made as of the          day of             , 20         (the “Grant Date”), by and between Plains Exploration & Production Company (the “Company”), and «Fname» «Middle»«Dot» «Lname» (the “Grantee”), evidences the grant by the Company of restricted stock units (“Restricted Stock Units” or “Award”) to the Grantee on such date and the Grantee’s acceptance of the Award in accordance with the provisions of the Plains Exploration & Production Company 2006 Incentive Plan, as amended or restated from time to time (the “Plan”). The Company and the Grantee agree as follows:

1. Basis for Award. This Award is made in accordance with Article 5 of the Plan. The Grantee hereby receives as of the date hereof an Award of Restricted Stock Units pursuant to the terms of this Agreement (the “Grant”).

2. Restricted Stock Units Awarded.

(a) Effective          , 20        , the Company hereby awards to the Grantee, in the aggregate, «Shares» Restricted Stock Units (the “Aggregate Target Award”). The actual number of Restricted Stock Units earned by the Grantee may be less than or greater than the Aggregate Target Award, as set forth in Section 3.

(b) The Company shall in accordance with the Plan establish and maintain a Restricted Stock Unit Account for the Grantee, and such account shall be credited for the number of Restricted Stock Units granted to the Grantee. The Restricted Stock Unit Account shall be credited for any securities or other property (including regular cash dividends) distributed to the Company in respect of its Shares (“Dividend Credits”) as if each Restricted Stock Unit were one Share. Any Dividend Credits shall be subject to the same vesting schedule as the Restricted Stock Units to which they relate.

(c) Until the Restricted Stock Units awarded to the Grantee shall have vested, the Restricted Stock Units and any Dividend Credits thereon shall not be sold, transferred, or otherwise disposed of and shall not be pledged or otherwise hypothecated.

3. Vesting. Unless vested on an earlier date as set forth in Appendix I attached hereto, the Restricted Stock Units covered by this Agreement and any Dividend Credits thereon shall vest on each of the following dates with respect to a certain percentage of the applicable Target Award based on the level of achievement of the performance goal for the applicable performance period, as set forth in such Appendix:

(a) On          , 20         based on the level of achievement of the performance goal for the performance period commencing on         , 20         and ending on         , 20         (as set forth in such Appendix);

(b) On          , 20         based on the level of achievement of the performance goal for the performance period commencing on         , 20         and ending on         , 20         (as set forth in such Appendix); and

(c) On          , 20         based on the level of achievement of the performance goal for the performance period commencing on         , 20         and ending on         , 20         (as set forth in such Appendix);

provided that, Grantee is still employed by the Company (or any Parent or Subsidiary) on such vesting date. Except as set forth in Appendix I, if the Grantee ceases to be employed by the Company (or any Parent or Subsidiary) for any reason at any time prior to vesting, the unvested Restricted Stock Units and any Dividend Credits thereon shall automatically be forfeited upon such cessation of employment.

4. Payment. Not later than 2 1/2 months after the vesting date, full payment of any vested Restricted Stock Units shall be made in cash and any Dividend Credits thereon shall be made in the form in which they were distributed.

5. Tax Withholding. The Grantee agrees that no later than the date as of which the Restricted Stock Units and any Dividend Credits thereon vest, the Grantee shall pay to the Company, by forfeiture of the cash payment the Grantee is entitled to under this Agreement in an amount equal to the amount of the Grantee’s tax withholding liability, any federal, state or local taxes of any kind required by law to be withheld, if any, not to exceed the statutory minimum, with respect to the Restricted Stock Units and Dividend Credits which vest.

6. Nontransferability. Except as otherwise provided in the Plan, this Award is not transferable.

7. No Right to Continued Employment. Nothing in this Agreement shall be deemed by implication or otherwise to impose any limitation on the right of the Company or any of its affiliates to terminate the Grantee’s employment at any time, in absence of a specific written agreement to the contrary.

8. Representations and Warranties of Grantee. The Grantee represents and warrants to the Company that:

(a) Agrees to Terms of the Plan. The Grantee has received a copy of the Plan and has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions.

(b) Cooperation. The Grantee agrees to sign such additional documentation as may reasonably be required from time to time by the Company.

9. Adjustment Upon Changes in Capitalization. In the event of a change in capitalization or certain other events, the Committee shall make appropriate adjustments to the Award, including but not limited to the number and class of shares on which the Restricted Stock Units are based, in accordance with the provisions of Section 7 of the Plan. The Committee’s adjustment shall be effective and final, binding and conclusive for all purposes of the Plan and this Agreement.

10. Governing Law; Modification. This Agreement shall be governed by the laws of the State of Delaware without regard to the conflict of law principles. Except as otherwise provided in the Plan, the Agreement may not be modified except in writing signed by both parties.

11. Defined Terms. Except as otherwise provided herein, or unless the context clearly indicates otherwise, capitalized terms used but not defined herein have the definitions as provided in the Plan. The terms and provisions of the Plan are incorporated herein by reference, and the Grantee hereby acknowledges receiving a copy of the Plan. In the event of a conflict or inconsistency between the discretionary terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.

12. Miscellaneous. The masculine pronoun shall be deemed to include the feminine, and the singular number shall be deemed to include the plural unless a different meaning is plainly required by the context.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

PLAINS EXPLORATION & PRODUCTION COMPANY

By:
John F. Wombwell, Executive Vice President

Appendix I

[Performance Goals for the [            ] Performance Periods]